Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Dakota Plains Holdings, Inc.

Wayzata, Minnesota

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-191431) and Form S-8 (No. 333-184046) of Dakota Plains Holdings, Inc. of our report dated March 23, 2015, relating to the 2014 and 2013 consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

Houston, Texas

March 11, 2016